Exhibit 99.1
Park Sterling Corporation Announces
First Quarter 2011 Results
Charlotte, NC — April 28, 2011 — Park Sterling Corporation (NASDAQ: PSTB), the holding company for Park Sterling Bank, today released unaudited results of operations and other financial information for the first quarter of 2011. Highlights for the quarter include:
First Quarter Highlights:
•	Nonperforming assets decreased $6.6 million compared to the fourth quarter of 2010 to $36.8 million, or 5.85% of total assets
•	Provision for loan losses decreased $3.8 million to $4.5 million compared to the fourth quarter of 2010
•	Net charge-offs decreased $3.9 million to $5.1 million, or 5.27% of average loans (annualized), compared to $9.0 million, or 8.97% of average loans (annualized), in the fourth quarter of 2010
•	Net interest income increased 2% compared to the fourth quarter of 2010 and 5% compared to the first quarter of 2010
•	Net interest margin (tax equivalent) of 2.76%, an increase of 24 basis points compared to the fourth quarter of 2010 and a decrease of 65 basis points compared to the first quarter of 2010
•	Capital levels remain strong as tangible common equity as a percentage of tangible assets decreased slightly to 27.81% from 28.75% in the fourth quarter of 2010
•
Net loss of $2.9 million, or $0.10 per diluted share, compared to a net loss of $4.5 million, or $0.16 per diluted share, in the fourth quarter of 2010 and net income of $157,000, or $0.03 per diluted share, in the first quarter of 2010

Business Highlights:
•
Signed a definitive merger agreement to acquire Community Capital Corporation for a total value of approximately $32.4 million, expanding Park Sterling’s footprint into the attractive Upstate South Carolina market

•	Added veteran banker as South Carolina Market President to lead the expansion into the South Carolina market and received regulatory approval for a de novo office in Charleston
•	Hired two highly experienced North Carolina bankers to lead the expansion into the Research Triangle market of North Carolina
•	Continued to expand management and board of directors
“During the first quarter of 2011, we made significant progress in working through our problem loans,” said Jim Cherry, Chief Executive Officer. “The level of nonperforming assets decreased in the first quarter to 5.85% of total assets from 7.04% in the fourth quarter of last year. While we do expect some unevenness in the level of nonperforming loans for the remainder of the year, we believe that nonperforming loans peaked in the fourth quarter of 2010, given the prudent approach we took in reclassifying our loan portfolio. We are optimistic that we will continue to make progress in working through these nonperforming assets, barring any unforeseen adverse changes in the economic environment. Our net charge offs also decreased to 5.27% of average loans (annualized) compared to 8.97% in the prior quarter and we expect this downward trend to continue through the remainder of 2011.

“Our organic growth strategy was evidenced by the addition of new teams of highly skilled bankers with strong networks in the Charleston and Research Triangle markets during the first quarter. We believe the expansion into these key markets has well-positioned Park Sterling to take advantage of unique opportunities in the Carolinas and expect to see accelerated loan growth during the second half of 2011 as a result.
“We are excited about our plans to partner with Community Capital Corporation during the third quarter of this year. In addition to highly talented people and management, this partnership provides Park Sterling with a strong source of core deposits to support growth initiatives, significantly expands our product capabilities, and diversifies our revenue mix and geographic footprint. We will continue to seek out other potential partners who can similarly fuel our growth in the Carolinas and Virginia.”
First Quarter 2011 Financial Highlights
Asset Quality
Nonperforming loans decreased to $35.2 million, or 9.07% of total loans, compared to $42.1 million, or 10.53% of total loans, as of December 31, 2010. Nonperforming assets totaled $36.8 million, or 5.85% of total assets, down from $43.4 million, or 7.04% of total assets, as of December 31, 2010.
The provision for loan losses decreased $3.8 million, to $4.5 million, compared to the fourth quarter of 2010. Net charge-offs decreased to $5.1 million, or 5.27% of average loans on an annualized basis, compared to $9.0 million, or 8.97% of average loans (annualized) in the prior quarter. The allowance for loan losses was $11.8 million, or 3.03% of total loans, a decrease of $656,000 from $12.4 million, or 3.11% of total loans, at December 31, 2010. The decrease in the provision for loan losses and the allowance resulted from a lower level of impaired loans requiring specific reserves. The allowance represented 33.41% of nonperforming loans (including restructured loans) at March 31, 2011, up slightly from 29.50% at December 31, 2010.
Net Interest Income and Net Interest Margin
Net interest income increased 2% compared to the fourth quarter of 2010 and the net interest margin (tax equivalent) increased 24 basis points to 2.76%. The increase in the net interest margin was primarily related to a reduction in nonperforming loans that occurred early in the first quarter, a managed 9% decrease in average time deposits, and to a lesser extent, improved yields on investment securities. The decrease in nonaccrual loans accounted for 3 basis points of the net interest margin expansion. These factors more than offset a 6% decrease in average earning assets.
Compared to the first quarter of 2010, net interest income increased 5%, primarily due to a $93.5 million increase in investment securities as proceeds from the initial public offering were invested, which more than offset a 63 basis point decrease in the net interest margin (tax equivalent.) The decrease in the net interest margin was due to an increase in investment securities which were lower yielding assets.
Non-Interest Income
Non-interest income increased $29,000 compared to the fourth quarter of 2010 and $34,000 compared to the first quarter of 2010. The growth in non-interest income compared to both prior periods was primarily related to gains on the sale of other property totaling $17,000 and a $19,000 gain on the sale of securities.

Non-Interest Expense
Non-interest expense increased $686,000, or 19%, compared to the fourth quarter of 2010. The increase in expenses compared to the fourth quarter 2010 was primarily related to a $393,000 increase in salaries and employee benefits related to the management expansion and addition of new employees. Also impacting expenses was a $259,000 increase in OREO-related expenses primarily resulting from writedowns on five properties, a $102,000 increase in FDIC insurance premiums due to higher deposit balances, and a $99,000 increase in legal and professional fees related to being a new public company. Included in other non-interest expense was $41,000 in director fees and $75,000 in due diligence expenses.
Compared to the first quarter of 2010, expenses increased $2.2 million, primarily due to increased salaries and employee benefits related to the management expansion and addition of new employees, higher expenses related to being a new public company, an increase in FDIC insurance premiums resulting from a larger deposit base, and an increase in OREO-related expenses due to writedowns on OREO properties as new appraisals were obtained as well as a general increase in OREO properties that occurred during the last twelve months.
Balance Sheet and Capital
Total assets increased $12.8 million, or 2%, compared to the fourth quarter of 2010, primarily due to excess liquidity invested in cash and short term investments. Compared to the first quarter of 2010, total assets grew $153.3 million, or 32%, resulting from an increase in the securities portfolio as proceeds from the initial public offering were invested during the third and fourth quarters of 2010.
Compared to the fourth quarter of 2010, total loans decreased $11.6 million, or 3%, to $388.2 million, primarily due to a 14% decrease in construction loans which partially offset modest growth in commercial real estate and residential loans. Compared to the first quarter of 2010, total loans decreased $6.3 million, or 2%, resulting from a 30% decrease in construction and development loans, which more than offset a 13% increase in commercial real estate loans and a 15% increase in commercial and industrial loans. Exposure to construction and development loans also decreased to 21% of total loans, down from 24% in the fourth quarter of 2010 and 30% in the first quarter of 2010.
Total deposits increased $13.7 million, or 3%, compared to the fourth quarter of 2010. This increase in deposits was primarily due to a 50% increase in money market, NOW and savings deposits, offset by an 8% decrease in time deposits. The growth in money market, NOW and savings deposits primarily resulted from the addition of net new deposits. Compared to the first quarter of 2010, total deposits increased $28.3 million, or 7%, resulting from a 40% increase in demand deposits, a 92% increase in money market, NOW and savings deposits, which more than offset an 11% reduction in time deposits. Core deposits as a percentage of total deposits were 51%, compared to 46% in the fourth quarter of 2010 and 40% in the first quarter of 2010.
Stockholders’ equity decreased $2.3 million to $174.8 million compared to $177.1 million at December 31, 2010, primarily resulting from the first quarter 2011 net loss of $2.9 million. Stockholders’ equity increased $128.3 million compared to the first quarter of 2010 as a result of the August 2010 common stock offering. Tangible common equity as a percentage of tangible assets was 27.81%, a slight decrease from 28.75% at December 31, 2010, and an increase compared to 9.77% at March 31, 2010. Tier 1 leverage ratio was 28.36%, a slight increase from 27.39% at December 31, 2010.

During the first quarter, and as contemplated in the equity offering, 568,260 shares of restricted stock were issued, but will not vest until the Company’s share price achieves certain performance thresholds above the equity offering price (these restricted stock awards vest one-third each at $8.125, $9.10 and $10.40 per share, respectively). Accordingly, these additional shares have been excluded from earnings and tangible book value per share calculations.

*	*	*	*	*	*	*
Conference Call
A conference call will be held at 8:30 a.m., ET this morning (April 28, 2011). The conference call can be accessed by dialing (877) 317 6789 and requesting the Park Sterling Bank earnings call. Listeners should dial in 10 minutes prior to the start of the call. The live webcast and presentation slides will be available on www.parksterlingbank.com under Investor Relations, “Investor Presentations.”
A replay of the webcast will be available on www.parksterlingbank.com under Investor Relations, “Investor Presentations” shortly following the call. A replay of the conference call can be accessed one hour after the call through May 13, 2011, by dialing (877) 344 7529, conference number 450459.
About Park Sterling Corporation
Park Sterling Corporation is the holding company for Park Sterling Bank, headquartered in Charlotte, North Carolina. The Bank’s primary focus is to provide banking services to small and mid-sized businesses, owner-occupied and income producing real estate owners, professionals and consumers doing business or residing within its target markets. Park Sterling Bank is committed to building a banking franchise across the Carolinas and Virginia that is noted for sound risk management, superior client service and exceptional client relationships. For more information, visit www.parksterlingbank.com. Park Sterling’s shares are traded on NASDAQ under the symbol PSTB.
Non-GAAP Measures
Tangible assets, tangible common equity, tangible book value and related ratios, as used throughout this release, are non-GAAP financial measures. For additional information, see “Reconciliation of Non-GAAP Measures” in the accompanying tables.
Cautionary Statement Regarding Forward Looking Statements
This news release contains, and Park Sterling and its management may make, certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often use words such as “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” “goal,” “target” and similar expressions. These forward-looking statements express management’s current expectations, plans or forecasts of future events, results and condition, including expectations regarding the proposed merger with Community Capital Corporation (“Community Capital”), the general business strategy of engaging in bank mergers, organic growth and anticipated asset size, anticipated loan growth, refinement of the loan loss allowance methodology, recruiting of key leadership positions, decreases in construction and development loans and other changes in loan mix, changes in deposit mix, capital and liquidity levels, emerging regulatory expectations and measures, net interest income, credit trends and conditions, including loan losses, allowance, charge-offs, delinquency trends and nonperforming loan and asset levels, residential sales activity and other similar matters. These statements are not guarantees of future results or performance and by their nature involve certain risks and uncertainties that are based on management’s beliefs and assumptions and on the information available to management at the time that these disclosures were prepared. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.
You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed in any of Park Sterling’s filings with the SEC: inability to obtain regulatory approvals of the Community Capital merger on the proposed terms and schedule; failure of Community Capital’s shareholders to approve the merger; failure to realize synergies and other financial benefits from the proposed merger within the expected time frame; increases in expected costs or difficulties related to integration of the Community Capital merger; inability to identify and successfully negotiate and complete additional combinations with potential merger partners or to successfully integrate such businesses into Park Sterling, including the company’s ability to realize the benefits and cost savings from and limit any unexpected liabilities acquired as a result of any such business combination; the effects of negative economic conditions, including stress in the commercial real estate markets or delay or failure of recovery in the residential real estate markets; changes in consumer and investor confidence and the related impact on financial markets and institutions; changes in interest rates; failure of assumptions underlying the establishment of our allowance; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in our investment securities portfolio; legal and regulatory developments; increased competition from both banks and nonbanks; changes in accounting standards, rules and interpretations, inaccurate estimates or assumptions in accounting and the impact on Park Sterling’s financial statements; Park Sterling’s ability to attract new employees; and management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk.

Forward-looking statements speak only as of the date they are made, and Park Sterling undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.
Additional Information About The Merger And Where To Find It
In connection with the proposed merger between Park Sterling and Community Capital Corp. (“Community Capital”), Park Sterling will file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that will include a Proxy Statement of Community Capital that also will constitute a Prospectus of Park Sterling, as well as other relevant documents concerning the proposed transaction. Shareholders are strongly urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the proposed merger when they become available and other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information regarding the proposed merger.
A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about Park Sterling and Community Capital, may be obtained after their filing at the SEC’s Internet site (http://www.sec.gov). In addition, free copies of documents filed with the SEC may be obtained on the respective websites of Park Sterling and Community Capital at www.parksterlingbank.com and www.capitalbanksc.com.
This report does not constitute an offer to buy, or a solicitation to sell, shares of any security or the solicitation of any proxies from the shareholders of Park Sterling or Community Capital.
Participants in Solicitation
Park Sterling and Community Capital and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Community Capital’s shareholders in connection with the proposed merger. Information about the directors and executive officers of Park Sterling and Community Capital and information about other persons who may be deemed participants in this solicitation will be included in the Proxy Statement/Prospectus. Information about Park Sterling’s executive officers and directors can be found in Park Sterling’s definitive proxy statement in connection with its 2011 Annual Meeting of Shareholders filed with the SEC on April 12, 2011. Information about Community Capital’s executive officers and directors can be found in Community Capital’s definitive proxy statement in connection with its 2010 Annual Meeting of Shareholders filed with the SEC on April 21, 2010.
###
For additional information contact:
David Gaines
Chief Financial Officer
(704) 716-2134
dgaines@parksterlingbank.com
Charlotte Laurent-Ottomane
Nvestcom
(561) 395-4581
charlotte.ottomane@nvestcom.com

PARK STERLING CORPORATION
CONDENSED INCOME STATEMENT
THREE MONTH RESULTS
($ in thousands, except per share amounts)

	March 31,		September 30,	June 30,	March 31,
	2011	December 31,	2010	2010	2010
	(Unaudited)	2010 *	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$4,758	$4,984	$4,963	$5,170	$5,143
Federal funds sold	30	46	42	10	9
Taxable investment securities	681	587	370	286	324
Tax-exempt investment securities	171	160	161	161	160
Interest on deposits at banks	14	16	23	12	15

Total interest income	5,654	5,793	5,559	5,639	5,651

Interest expense
Money market, NOW and savings deposits	141	132	104	89	83
Time deposits	1,226	1,435	1,490	1,459	1,485
Short-term borrowings	—	1	1	3	4
Long-term borrowings	141	140	144	141	138
Subordinated debt	190	188	190	190	190

Total interest expense	1,698	1,896	1,929	1,882	1,900

Net interest income	3,956	3,897	3,630	3,757	3,751
Provision for loan losses	4,462	8,237	6,143	1,094	1,531

Net interest income (loss) after provision	(506)	(4,340)	(2,513)	2,663	2,220
Total noninterest income	72	43	26	23	38
Noninterest expenses
Salaries and employee benefits	2,507	2,114	1,777	1,299	1,252
Occupancy and equipment	256	250	236	224	206
Advertising and promotion	38	50	84	96	57
Legal and professional fees	307	208	78	80	79
Deposit charges and FDIC insurance	287	185	184	183	176
Data processing and outside service fees	123	109	109	100	93
Directors fees	41	182	164	46	—
OREO expense and loss on sales	235	16	120	239	36
Other noninterest expense	440	434	238	210	143

Total noninterest expenses	4,234	3,548	2,990	2,477	2,042

Income (loss) before income taxes	(4,668)	(7,845)	(5,477)	209	216
Income tax expense (benefit)	(1,781)	(3,324)	(1,809)	36	59

Net income (loss)	$(2,887)	$(4,521)	$(3,668)	$173	$157

Earnings (loss) per share, fully diluted	$(0.10)	$(0.16)	$(0.23)	$0.03	$0.03
Weighted average diluted shares	28,051,098	28,051,098	15,998,924	4,951,098	4,951,098

*	Derived from audited financial statements.

PARK STERLING
CORPORATION
CONDENSED BALANCE SHEETS
($ in thousands)

	March 31,		September 30,	June 30,	March 31,
	2011	December 31,	2010	2010	2010
	(Unaudited)	2010 *	(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$54,192	$2,433	$11,591	$7,785	$9,872
Interest earning balances at banks	3,796	5,040	5,859	2,290	2,790
Federal funds sold	57,525	57,905	96,560	30,860	14,090
Investment securities available-for-sale	112,273	140,590	115,357	40,289	43,190
Loans	388,187	399,829	397,658	399,376	394,499
Allowance for loan losses	(11,768)	(12,424)	(13,150)	(8,974)	(8,380)

Net loans	376,419	387,405	384,508	390,402	386,119

Other real estate owned	1,565	1,246	1,441	534	3,066
Other assets	22,646	21,489	17,314	16,201	15,923

Total assets	$628,416	$616,108	$632,630	$488,361	$475,050

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Demand noninterest-bearing	$37,098	$36,333	$30,468	$27,316	$26,586
Money market, NOW and savings	107,186	71,666	72,639	62,568	55,811
Time deposits	277,228	299,821	314,042	321,899	310,769

Total deposits	421,512	407,820	417,149	411,783	393,166

Short-term borrowings	1,213	874	1,100	1,762	7,146
Long-term borrowings	20,000	20,000	20,000	20,000	20,000
Subordinated debt	6,895	6,895	6,895	6,895	6,895
Accrued expenses and other liabilities	4,026	3,418	3,639	1,231	1,423

Total liabilities	453,646	439,007	448,783	441,671	428,630

Stockholders’ equity:
Common stock	28,619	130,438	130,438	23,023	23,023
Additional paid-in capital	159,367	57,102	56,778	23,687	23,600
Accumulated deficit	(12,388)	(9,501)	(4,981)	(1,313)	(1,485)
Accumulated other comprehensive income	(828)	(938)	1,612	1,293	1,284

Total stockholders’ equity	174,770	177,101	183,847	46,690	46,421

Total liabilities and stockholders’ equity	$628,416	$616,108	$632,630	$488,361	$475,050

Common shares issued and outstanding	28,619,358	28,051,098	28,051,098	4,951,098	4,951,098

*	Derived from audited financial statements.
PARK STERLING CORPORATION
SUMMARY OF LOAN PORTFOLIO
($ in thousands)

	March 31,		September 30,	June 30,	March 31,
	2011	December 31,	2010	2010	2010
	(Unaudited)	2010 *	(Unaudited)	(Unaudited)	(Unaudited)
Secured by real estate:
One to four family residential	$46,143	$44,889	$43,791	$45,126	$44,781
Commercial real estate	148,129	145,548	133,134	132,482	131,108
Construction and development	82,995	96,896	109,138	115,075	117,855
Home equity line of credit	56,095	56,968	58,115	54,982	52,744

Total real estate loans	333,362	344,301	344,178	347,665	346,488

Commercial and industrial	48,107	48,401	47,166	45,461	41,693
Loans to individuals	6,811	7,246	6,412	6,350	6,410

Total other loans	54,918	55,647	53,578	51,811	48,103
Deferred fees, net	(93)	(119)	(98)	(100)	(92)

Total loans	$388,187	$399,829	$397,658	$399,376	$394,499

*	Derived from audited financial statements.

PARK STERLING CORPORATION
ALLOWANCE FOR LOAN LOSSES
THREE MONTH RESULTS
($ in thousands)

	March 31,		September 30,	June 30,	March 31,
	2011	December 31,	2010	2010	2010
	(Unaudited)	2010 *	(Unaudited)	(Unaudited)	(Unaudited)
Beginning of period allowance	$12,424	$13,150	$8,974	$8,380	$7,402
Provision for loan losses	4,462	8,237	6,143	1,094	1,531
Loans charged-off	5,581	9,000	1,986	502	554
Recoveries of loans charged-off	463	37	19	2	1

End of period allowance	11,768	12,424	13,150	8,974	8,380

Net loans charged-off	$5,118	$8,963	$1,967	$500	$553
Annualized net charge-offs	5.27%	8.97%	1.98%	0.50%	0.56%
PARK STERLING CORPORATION
SELECTED RATIOS
($ in thousands, except per share amounts)

	March 31,		September 30,	June 30,	March 31,
	2011	December 31,	2010	2010	2010
	Unaudited	2010 *	(Unaudited)	(Unaudited)	(Unaudited)
ASSET QUALITY
Nonperforming loans **	$35,225	$42,109	$13,356	$8,805	$4,495
Nonperforming assets (including OREO)	36,790	43,355	14,798	9,339	7,561
Past due 30-59 days (and still accruing)	3,469	—	6,599	343	5,643
Past due 60-89 days (and still accruing)	—	—	660	1,778	1,188
Past due 90 days plus (and still accruing)	—	—	—	—	553

Nonperforming loans to total loans	9.07%	10.53%	3.36%	2.20%	1.14%
Nonperforming assets to total assets	5.85%	7.04%	2.34%	1.91%	1.59%
Allowance to total loans	3.03%	3.11%	3.31%	2.25%	2.12%
Allowance to nonperforming loans	33.41%	29.50%	98.46%	101.92%	186.43%
Allowance to nonperforming assets	31.99%	28.66%	88.86%	96.09%	110.83%

CAPITAL
Book value per share	$6.23	$6.31	$6.55	$9.43	$9.38
Tangible book value per share	$6.23	$6.31	$6.55	$9.43	$9.38
Common shares outstanding	28,619,358	28,051,098	28,051,098	4,951,098	4,951,098
Dilutive common shares outstanding	28,051,098	28,051,098	28,051,098	4,951,098	4,951,098

Tier 1 capital	$170,956	$173,395	$182,234	$44,262	$45,137
Tier 2 capital	12,035	12,373	12,280	12,167	12,167
Total risk based capital	182,991	185,768	194,514	56,429	57,304

Tier 1 ratio	42.25%	40.20%	43.09%	10.59%	10.78%
Total risk based capital ratio	45.23%	43.07%	45.99%	13.50%	13.69%
Tier 1 leverage ratio	28.36%	27.39%	32.80%	9.26%	9.53%
Tangible common equity to tangible assets	27.81%	28.75%	29.06%	9.56%	9.77%

LIQUIDITY
Net loans to total deposits	89.30%	94.99%	92.18%	94.81%	98.21%
Liquidity ratio	53.99%	50.48%	54.99%	19.56%	17.34%
Equity to Total Assets	27.81%	28.75%	29.06%	9.56%	9.77%

INCOME STATEMENT (THREE MONTH RESULTS; ANNUALIZED)
Return on Average Assets	-1.93%	-2.81%	-2.64%	0.14%	0.13%
Return on Average Equity	-6.60%	-9.75%	-12.80%	1.48%	1.36%
Net interest margin (tax equivalent)	2.76%	2.52%	2.74%	3.34%	3.41%

INCOME STATEMENT (ANNUAL RESULTS)
Return on Average Assets	n/a	-1.46%	n/a	n/a	n/a
Return on Average Equity	n/a	-8.00%	n/a	n/a	n/a
Net interest margin (tax equivalent)	n/a	2.95%	n/a	n/a	n/a

*	Derived from audited financial statements.

**	Nonperforming Includes accruing restructured loans.

Reconciliation of Non-GAAP Measures
Tangible assets, tangible common equity, tangible book value and related ratios, as used throughout this release, are non-GAAP financial measures. “Tangible assets” equals period end total assets less intangible assets. “Tangible common equity” equals period end common shareholders’ equity less intangible assets. “Tangible book value per share” equals period end tangible common equity divided by period end dilutive common shares issued and outstanding. See the table below for the non-GAAP measures and corresponding reconciliations to GAAP financial measures.
PARK STERLING CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
($ in thousands)

	March		September 30,	June 30,	March 31,
	2011	December	2010	2010	2010
	(Unaudited)	2010 *	(Unaudited)	(Unaudited)	(Unaudited)
Tangible assets
Total assets	$628,416	$616,108	$632,630	$488,361	$475,050
Less: intangible assets	—	—	—	—	—

Tangible assets	$628,416	$616,108	$632,630	$488,361	$475,050

Tangible common equity
Total common equity	$174,770	$177,101	$183,847	$46,690	$46,421
Less: intangible assets	—	—	—	—	—

Tangible common equity	$174,770	$177,101	$183,847	$46,690	$46,421

Tangible book value per share
Issued and outstanding shares	28,619,358	28,051,098	28,051,098	4,951,098	4,951,098
Add: dilutive stock options	—	—	—	—	—
Deduct: nondilutive restricted awards	568,260	—	—	—	—

Period end dilutive shares	28,051,098	28,051,098	28,051,098	4,951,098	4,951,098

Tangible common equity	$174,770	$177,101	$183,847	$46,690	$46,421
Divided by: period end outstanding shares	28,051,098	28,051,098	28,051,098	4,951,098	4,951,098

Tangible common book value per share	$6.23	$6.31	$6.55	$9.43	$9.38

*	Derived from audited financial statements.